Exhibit 10.9

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

Courtyard by Marriott Santa Clarita

TO:	Land America American Title Company - 1951	Escrow No. -
	2505 N. Plano Rd., Suite 100	Escrow Officer: Debby Moore
	Richardson, TX 75082	Title Order No.
(“Escrow Holder”)
Telephone: 214-570-0200
Facsimile: 214-570-0210

THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of this 24th day of July, 2008 (the “Effective Date”), by and between OCEAN PARK HOTELS-MMM, LLC, a California limited liability company (“Seller”), and APPLE NINE HOSPITALITY OWNERSHIP, INC. (“Buyer”). Seller and Buyer enter into this Agreement with respect to the following:

RECITALS

A. Seller is the owner of fee simple title to the improved real property more commonly known as the 28523 Westinghouse Place, Santa Clarita, California, which is more particularly described on Exhibit “A,” attached hereto and incorporated herein by reference, together with all rights, privileges and appurtenances pertaining to such improved real property, (hereinafter collectively, the “Land”). The Land is improved with a hotel consisting of 140 guest rooms and related improvements and fixtures (collectively “Improvements”). The Land and Improvements are collectively referred to herein as the “Real Property.”

B. The Real Property is furnished and equipped with furniture, furnishings, fixtures, linen, uniforms, equipment, telephones and telephone systems, machinery, and other nonconsummable items (collectively “FF&E”) and an assortment of operating supplies consisting of housekeeping and laundry supplies, paper and accounting supplies, opened and unopened food and beverages (alcoholic and non-alcoholic) (“Consumables”) and similar items (collectively, “Operating Supplies”).

C. The Seller owns fee simple title to the Real Property, the FF&E (except certain items which are documented in Schedule 14.6(b)), and the Operating Supplies. The owned FF&E, the Operating Supplies and all other tangible personal property owned by the Seller located on or about the Real Property or used in connection with the Hotel (defined below), are collectively called the “Personal Property”.

D. The portion of the FF&E not owned by Seller is held under leases, rental agreements or other agreements (“FF&E Leases”).

E. Seller has entered into various operating agreements, management, service, supply and maintenance contracts for goods and services to the Hotel (the “Operating Agreements”). Seller has entered into various agreements for advertising, promotion and marketing of the Hotel (the “Advertising Agreements”). Seller has entered into agreements, bookings or other confirmed reservations for rooms or other facilities including conference rooms (collectively called “Advance Booking Agreements” or “Advance Bookings”), with respect to the reservation of portions of the Hotel for future use. Seller’s right, title and interest, claim and estate in, to and under the FF&E Leases, the Operating Agreements, the Advertising Agreements and the Advance Booking Agreements are collectively called the “Contract Rights”. Contract Rights shall not include the right to payment from Parker Properties, Inc. and Beverly Valencia, LLC as contemplated by that certain letter agreement dated September 20, 2006 as amended by that certain letter dated November 17, 2006 (“Parker Agreement”).

F. Any goodwill and other intangible assets owned by Seller and related to the Real and Personal Property and the business of operating the Hotel and including, without limitation, all licenses, permits and approvals, escrow accounts, utility and development rights and privileges, general intangibles, business records, reservation systems, guaranties, warranties, plans and specifications, trade names, logos, derivations, telephone numbers, internet URLs, e-mail addresses, marks and intellectual property, if any, are collectively called the “Intangible Property”.

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G. The Real Property, the Personal Property, the Contract Rights, and the Intangible Property, are collectively referred to as the “Property”. The operation and hotel business conducted on the Real Property is sometimes called the “Hotel” or “Hotel Business” in this Agreement.

H. The obligation and right to manage the Hotel has been granted to Ocean Park Hotels, Inc. (“Manager”) pursuant to a written management agreement between Manager and Seller (the “Management Agreement”). The employees at the Hotel (the “Hotel Employees”), are the employees of Seller except for the general manager who is an employee of Manager.

I. Seller has been operating the Hotel under a Franchise License Agreement dated December 17, 2004 (“Franchise Agreement”) entered into by and between Ocean Park Hotels-CVP, LLC, predecessor in interest to Seller, and Marriott International, Inc., a Delaware corporation (“Franchisor”).

J. Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property through this Agreement with Seller, on the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree that the terms and conditions of this Agreement and the instructions to Escrow Holder with regard to the escrow (“Escrow”) created pursuant hereto are as follows:

AGREEMENT

1. Purchase and Sale

1.1 Purchase and Sale

Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon and subject to the terms and conditions herein set forth.

2. Purchase Price

The purchase price (“Purchase Price”) for the Property is TWENTY-TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS ($22,700,000). The parties shall use commercially reasonable efforts to agree upon an allocation of the Purchase Price prior to the expiration of the Contingency Period, which allocation shall take into consideration the allocation required for the Liquor Escrow as set forth in Section 16.6, and shall represent the parties good-faith, fair market determination of the value of each of the items included as part of the Property.

3. Payment of Purchase Price

The Purchase Price for the Property shall be paid by Buyer as follows:

3.1 Deposit

3.1.1 Definition

As used herein the “Deposit” means the Initial Deposit as increased by the Additional Deposit (as such terms are defined below), together with all interest accrued thereon.

3.1.2 Initial Deposit

Within two (2) days after the Effective Date of this Agreement, Buyer shall deposit, or cause to be deposited with Escrow Holder, in cash by Federal Reserve Wire Transfer of Funds (“Immediately Available Funds”), the sum of Two Hundred Thousand Dollars ($200,000) (the “Initial Deposit”).

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3.1.3 Additional Deposit; Release of Deposit to Seller.

Unless this Agreement has been terminated in accordance with provisions of Section 7.1.1(d) below, Buyer shall be deemed to have elected to proceed with the purchase of the Property and shall deposit the sum of Two Hundred Thousand Dollars ($200,000) (the “Additional Deposit”) (resulting in a total Deposit of Four Hundred Thousand Dollars ($400,000)) with Escrow Holder by 5:00 p.m. Pacific Standard Time on the first (1st) business day following the expiration date of the Contingency Period (as defined below) in Immediately Available Funds.

3.1.4 Additional Provisions Regarding the Deposit

The Deposit shall be deemed to include all interest accrued thereon and all references herein to a return, payment or application of the Deposit shall be deemed to include any interest earned thereon. Escrow Holder shall place the Deposit in an interest bearing FDIC insured demand deposit account approved by Buyer. Such account shall have no penalty for withdrawal. The Deposit shall be refundable to Buyer on or before the expiration of the Contingency Period in accordance with Section 7.1.1, if Buyer terminates this Agreement in accordance with Section 7.1.1. If the Agreement is not terminated on or before the expiration of the Contingency Period, the Deposit shall be non-refundable to Buyer; provided, however, the Deposit, shall be refunded to Buyer after the expiration of the Contingency Period, if the Close of Escrow does not occur due to a default under this Agreement by Seller and/or in the event of the failure of a condition precedent to Buyer’s obligation to purchase the Property, as set forth herein. Subject to the foregoing, the Deposit shall be applied to the Purchase Price upon the Close of Escrow.

3.2 Balance of the Purchase Price

Not later than 1:00 p.m. Pacific Time on the date which is at least one (1) business day prior to the Close of Escrow, Buyer shall deposit or cause to be deposited with Escrow Holder, in Immediately Available Funds, the balance of the Purchase Price, after deduction of the Deposit, as adjusted by the prorations and credits specified herein.

3.3 Purchase Price Holdback

The sum of Two Hundred Thousand Dollars ($200,000) shall be held back from the Purchase Price in an interest bearing account for the benefit of Seller with Escrow Holder for the purpose of securing the representations and warranties of Seller and all other obligations of Seller under this Agreement (the “Holdback”), for a period of six (6) months commencing from the Close of Escrow, as more particularly described in an escrow holdback agreement (“Holdback Agreement”) which shall be executed and delivered at the Closing by Buyer and Seller in the form attached hereto as Exhibit 3.3.

4. Escrow

4.1 Opening of Escrow

For purposes of this Agreement, the Escrow shall be deemed opened on the date which Escrow Holder receives (i) a fully executed original or originally executed counterparts of this Agreement from both Seller and Buyer and (ii) the Initial Deposit from Buyer. Notwithstanding the date escrow is opened, if Buyer fails to deliver the Initial Deposit to Escrow Holder within two (2) Business Days after the Effective Date, this Agreement, at Seller’s written election, shall terminate. Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder or other instruments reasonably required by Escrow Holder in order to consummate the transaction contemplated by this Agreement, including without limitation, Escrow Holder’s general conditions, as provided by Escrow Holder, if any (the “General Conditions”); provided, however, any such supplemental instructions, instruments or General Conditions shall not conflict with, amend or supersede any portions of this Agreement. To the extent of any inconsistency between the provisions of such supplemental instructions, instruments or General Conditions and the provisions of this Agreement, the provisions of this Agreement shall control.

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4.2 Close of Escrow

For purposes of this Agreement, “Close of Escrow” shall be defined as the date that the grant deed (“Grant Deed”), the form of which is attached hereto as Exhibit “B”, conveying the Real Property to Buyer is recorded in the Official Records of Los Angeles County, California. The Close of Escrow shall occur on or before 30 days after the expiration of the Contingency Period (the “Closing Date”) or as soon thereafter as the parties may mutually agree, subject to waiver of satisfaction of all conditions to closing hereunder.

5. Condition of Title

Title to the Real Property shall be conveyed to Buyer by the Grant Deed subject to the following permitted exceptions (“Permitted Exceptions”):

(a) A lien to secure payment of general and special real property taxes and assessments, not yet due and payable.

(b) The lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code.

(c) Rights of lessee’s in possession under unrecorded leases, if any.

(d) All exceptions which are disclosed by the “Report” described below which are approved or deemed approved by Buyer as provided in Section 7.1.2 and all matters affecting the Property created with the written consent of Buyer.

6. Title Policy

Title to the Real Property shall be insured by Land America American Title, or its affiliates (“Title Company”) through issuance of (i) a standard CLTA owner’s form policy of title insurance or, (ii) at Buyer’s election, an ALTA extended coverage owner’s form policy of title insurance (an “ALTA Extended Policy”) which the Title Company irrevocably agrees to issue during the Contingency Period (in either case, the “Title Policy”) in the amount of the Purchase Price showing fee simple title in the Real Property vested in Buyer, subject only to those matters approved by Buyer (or deemed approved by Buyer) pursuant to Section 7.1.2 hereof. Notwithstanding the foregoing, (i) the failure of the Buyer to timely obtain a survey necessary for the Title Company to issue an ALTA Extended Policy shall not otherwise extend the Close of Escrow nor shall the failure of the Title Company to issue an ALTA Extended Policy due to the failure of the Buyer to timely deliver such survey be deemed a failure of a condition for the benefit of the Buyer.

7. Conditions to Close of Escrow

7.1 Conditions to Buyer’s Obligations

Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions for Buyer’s benefit (or Buyer’s waiver thereof) on or prior to the dates designated below for the satisfaction of such conditions.

7.1.1 Contingency Matters; Contingency Period

Buyer shall have until 5:00 p.m. Pacific Time on the date which is thirty (30) days after the Effective Date (the “Contingency Period”) to satisfy itself, in Buyer’s sole and absolute discretion, as to any matters relating to the transaction contemplated by this Agreement, including, without limitation, the following matters:

(a) Buyer’s Review of the Property and Related Matters

Buyer shall be satisfied with all aspects of the Property and its condition and suitability for Buyer’s intended use thereof. During the Contingency Period, Buyer, its agents, contractors and subcontractors shall have the right to enter upon the Property, subject to Seller’s reasonable approval thereof, at reasonable times during ordinary business hours following not less than twenty-four (24) hours prior notice to Seller, to conduct physical, financial and other due diligence of the Property and the Hotel Business associated therewith (collectively “Due Diligence”). Due Diligence shall include inspections, surveys and tests as may be necessary in Buyer’s reasonable discretion and Seller shall have the right to pre-approve all such physical testing and shall have the right to

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have a representative present during any such inspections, surveys and tests. If Buyer performs any physical Due Diligence, Buyer shall restore the Property to its original condition immediately after completion of such test and/or inspection. Buyer hereby indemnifies and agrees to protect, defend and hold Seller free and harmless from and against any and all actual costs, losses, liabilities, damages, lawsuits, judgments, actions, causes of action, proceedings, penalties, demands, attorneys’ fees, liens, or expenses of any kind or nature whatsoever incurred by Seller arising out of or resulting directly from any entry and/or activities upon any the Property by Buyer, Buyer’s agents, contractors and/or subcontractors, and/or the contractors and subcontractors of such agents in connection with any Due Diligence. Buyer shall obtain or cause its consultants to obtain, at Buyer’s sole cost and expense prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance covering any and all liability of Buyer and Seller with respect to or arising out of any such investigative activities. Such policy of insurance shall be an occurrence policy and shall have liability limits of not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability. Such insurance policy shall name Seller and its successors and assigns as an additional insured and shall be in form and substance and issued by an insurance company reasonably satisfactory to Seller. In conducting its Due Diligence, Buyer and its agents shall not interrupt or interfere with the operations of the Hotel in a material manner. All physical tests shall be conducted in a manner that will safeguard all persons from injury or death and all property from damage. If Buyer proposes to make any tests in connection with any Phase II environmental assessment or any other tests which involve drilling, boring or other similar intrusive or invasive action on or under the Real Property, then Buyer shall obtain Seller’s written consent prior to making any such tests, which consent may be withheld in Seller’s sole and absolute discretion. Buyer shall coordinate with Seller prior to and during each visit to the Property. Representatives of Seller shall have the right to accompany Buyer during each visit. Buyer shall not interview or otherwise contact any employees or other personnel of the Hotel without Seller’s prior consent, which consent shall not be unreasonably withheld. All contacts with Seller shall be directed to James M. Flagg. Seller shall have the right to be present during any contact with any employee of the Hotel and any physical testing of each Property.

(b) Review and Approval of Documents and Materials

In order to facilitate Buyer’s Due Diligence, Seller has provided or will provide to Buyer upon the opening of escrow or within five (5) business days thereafter, all documents and materials respecting the Property which are in Seller’s files including a current inventory of FF&E, which will be updated and included at the Close of Escrow with the Bill of Sale, and an a then current report of Advance Bookings, which will also be updated and included at the Close of Escrow (the “Documents and Materials”). Seller does not make any representation or warranty, express or implied, as to the accuracy or completeness of any information contained in Seller’s files or in the Documents and Materials. Buyer acknowledges that Seller shall have no responsibility for the contents and accuracy of such Documents and Materials and Buyer agrees that the obligations of Seller in connection with the purchase of the Property shall be governed by this Agreement irrespective of the contents of any such Documents and Materials.

Notwithstanding the foregoing, except as required by Section 16.7 hereinbelow, Seller shall not be required to disclose any information reflecting (collectively the “Excluded Material”) (i) subject to Section 16.7 below, any corporate, limited liability company or partnership matters of Seller or its affiliates including, without limitation, Manager (collectively “Affiliates”), including without limitation, matters related to the ownership, governance, organization, or composition of Seller and its Affiliates; (ii) any agreements Seller and/or its Affiliates are a party to other than those which bind the Hotel; (iii) Seller’s and/or its Affiliates internal work product or internal analysis related to the Hotel; (iv) any privileged or proprietary information regarding Seller and/or its Affiliates or the Hotel; (v) material relating to Seller’s and/or its Affiliates marketing efforts for the sale of the Hotel; (vi) Seller’s and/or its Affiliates strategic plans for the Hotel, projections and other internal memoranda or materials, internal analyses, budgets and appraisals; (viii) any other information or documents which do not directly pertain to the Hotel (the “Excluded Documents”), including without limitation, (a) entity level communications, entity level agreements, identities of partners, shareholders or members, and all other partnership, corporate or company matters of Seller or its Affiliates, (b) financing or loan documents, (c) subject to Section 16.7 below, any financial information regarding the Seller and/or its Affiliates other than financial information regarding the Hotel; (d) any federal or state income tax matters related to the Seller and/or its Affiliates, including without limitation, tax returns, audits, or correspondence; provided, however, the foregoing exclusion shall not include property or sales tax matters related to the Hotel; (e) any litigation matters other than those which relate to the Hotel; and (f) attorney and accountant work product.

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(c) Franchise Agreement

Buyer shall have received a Transfer of the Franchise Agreement, on terms and subject to conditions, and at a cost, acceptable to Buyer. Buyer shall pay all costs, expenses and fees incurred by Seller or Buyer, or assessed by Franchisor, in connection with the transfer or termination of the Franchise Agreement, and Seller shall have no liability for any such costs, expenses or fees other than (i) any “Key Money” repayment, if any, and (ii) sums that have accrued and are due and payable under the Franchise Agreement for the term ending as of the Cutoff Time (as further set forth in Section 12.4).

(d) Disapproval; Termination

If, during the Contingency Period, Buyer determines, in its sole and absolute discretion, that it is dissatisfied with any aspect of the Property or with any of the Documents and Materials, Buyer may terminate this Agreement and the Escrow by delivering written notice to Seller and Escrow Holder on or before the expiration of the Contingency Period, of Buyer’s election to terminate, in which event (i) Escrow Holder shall return to Buyer the Initial Deposit; (ii) Buyer and Seller shall share the cost of any title or escrow cancellation fees fifty percent (50%) each; (iii) this Agreement and the Escrow created pursuant hereto shall terminate and be of no further force or effect, and neither party shall have any further obligation to the other except for those obligations that survive the termination of this Agreement and provided in this Agreement; and (iv) Buyer shall return to Seller copies of all Documents and Materials previously delivered to or obtained by Buyer from Seller. If Buyer fails to provide Seller and Escrow Holder with written notice of termination to Seller and Escrow Holder on or before the expiration of the Contingency Period, Buyer shall be deemed to have waived its right of termination contained in this Section. Upon expiration of the Contingency Period, Buyer shall have no further right to conduct further Due Diligence requiring physical inspection of the Property.

7.1.2 Buyer’s Review of Title

(a) Generally

Buyer shall obtain a standard preliminary title report from the Title Company with respect to the Real Property, together with copies of all the underlying documents relating to the Schedule B exceptions set forth in such reports (a “Report”). Buyer shall have until the expiration of the Contingency Period (the “Title Approval Period”), to give Seller written notice (“Buyer’s Title Notice”) of Buyer’s approval, disapproval or conditional approval of any matters shown in the Report identifying each specific matter (each, a “Matter”) of which Buyer disapproves, which approval, conditional approval or disapproval shall be in Buyer’s sole and absolute discretion. The failure of Buyer to give Buyer’s Title Notice on or before the end of the Title Approval Period shall be deemed to constitute Buyer’s approval of the condition of title.

(b) New Title Matters

If, after the expiration of the Title Approval Period and prior to the Closing Date, Title Company issues any supplement or amendment to the Report which reflects new exceptions to title which the Buyer has not otherwise approved (a “New Matter”), then Buyer shall give Seller written notice (a “New Matter Notice”) of that fact no later than five (5) calendar days after becoming aware of the New Matter or by the Closing Date, whichever is the first to occur, indicating whether Buyer approves and accepts, or disapproves of, such New Matter, in Buyer’s sole and absolute discretion. If Buyer does not timely deliver to Seller a New Matter Notice approving or disapproving of such New Matter, the Buyer shall be deemed to have approved of such New Matter.

(c) Handling of Title Matters

If Buyer has disapproved of any Matter or New Matter as provided herein (any Matter or New Matter being referred to as a “Title Matter”) and Seller fails to give written notice (an “Election to Cure Notice”) to Buyer (A) within three (3) business days after Seller’s receipt of the applicable Matter Notice or New Matter Notice (each, a “Title Matter Notice”), or (B) by the Closing Date, whichever is the first to occur, informing Buyer that Seller wishes to cure or to attempt to cure the applicable Title Matter, then (C) Buyer shall have the right exercisable in its sole and absolute discretion, upon delivery to Seller, on or before two (2) business days following expiration of the three (3) business day period referenced in clause (A) above or by the Closing Date, whichever is the first to occur, to either (i) waive its prior disapproval or conditional approval, in which event said disapproved or conditionally approved matters shall be deemed approved, or (ii) terminate this Agreement and the Escrow created pursuant hereto, in which event Buyer shall be entitled to a return of the Deposit. Failure to take either one of the actions described in clauses (i) and (ii) above shall be deemed to be Buyer’s election to take the action described in clause (ii) above, subject to the provisions of subparagraph (d) below.

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(d) Seller’s Right to Cure Title Matters

If Seller has timely given to Buyer an Election to Cure Notice, Seller shall have fifteen (15) calendar days after delivering said Election to Cure Notice to Buyer to cure the Title Matter by (A) causing the Title Matter to be removed from the Report or any supplement thereto, or (B) causing the Title Company to insure Buyer against loss or damage (up to the policy limit) resulting from the Title Matter in a manner acceptable to Buyer in Buyer’s reasonable discretion. The Closing Date shall be extended as necessary in order to take into account such fifteen (15) day cure period. Having once informed Buyer that Seller wishes to cure or to attempt to cure a Title Matter, but Seller is unable to do so or elects not to do so, Seller may at any time, by written notice to that effect given to Buyer, without any liability to Buyer, elect not to cure or attempt to cure that Title Matter (a “Rescission Notice”), and Buyer may, by written notice to Seller, within five (5) calendar days following receipt of the Rescission Notice either (i) waive its prior disapproval or conditional approval, in which event said disapproved or conditionally approved matters shall be deemed approved, or (ii) terminate this Agreement and the Escrow created pursuant hereto, in which event Buyer shall be entitled to the return of the Deposit. Failure to take either one of the actions described in clauses (i) and (ii) above shall be deemed to be Buyer’s election to take the action described in clause (i) above. Seller shall have no obligation to enter into any indemnity, bond or other undertaking in connection with the cure of any Title Matter.

(e) Termination of Agreement

If this Agreement is terminated by Buyer pursuant to the provisions of this Section 7.1.2, (i) Escrow Holder shall return the Deposit to Buyer; (ii) Buyer and Seller shall share the cost of any title or escrow cancellation fees fifty percent (50%) each; (iii) this Agreement and the Escrow created pursuant hereto shall terminate and be of no further force or effect, and neither party shall have any further obligation to the other except for those obligations that survive the termination of this Agreement as expressly provided in this Agreement; and (iv) Buyer shall return to Seller copies of all Documents and Materials previously delivered to or obtained by Buyer from Seller.

7.1.3 Seller’s Obligations

As of the Close of Escrow, Seller shall have performed all of the obligations required to be performed by Seller under this Agreement.

7.1.4 Title Policy

Subject to Section 6, the Title Company shall be unconditionally and irrevocably obligated to issue the Title Policy with liability in the amount of the Purchase Price showing title to the Real Property vested in Buyer and subject only to those matters approved by Buyer (or deemed approved by Buyer) as provided in Sections 5 and 7.1.2 hereof.

7.1.5 Operating Agreements; FF&E Leases; Management Agreements

As of the Close of Escrow, (i) except for those Operating Agreements, FF&E Leases, Advertising Agreements and Advance Agreements which Seller has notified Buyer cannot be assigned or which Buyer has elected not to assume, Seller shall assign all Operating Agreements, FF&E Leases, Advertising Agreements and Advance Agreements to Buyer and Buyer shall assume the same and (ii) Seller shall terminate the Management Agreement. Seller shall indemnify, defend and hold Buyer harmless from and against any and all liabilities, costs, claims, losses, and expenses (including reasonable attorneys’ fees) incurred by Buyer arising out of or resulting from the breach or default by the holder of Seller’s position of any of the obligations, terms and/or covenants of the Operating Agreements, FF&E Leases, Advertising Agreements, Advance Agreements and the Management Agreement arising or accruing prior to the Close of Escrow. Buyer shall indemnify, defend and hold Seller harmless from and against any and all liabilities, costs, claims, losses, and expenses (including reasonable attorneys’ fees) incurred by Seller arising out of or resulting from the breach or default by the holder of Seller’s position of any of the obligations, terms and/or covenants of the Operating Agreements FF&E Leases, Advertising Agreements and Advance Agreements arising or accruing on or after the Close of Escrow. The indemnification obligations of Seller contained herein shall survive the Close of Escrow for a period of six (6) months.

7.1.6 Representations and Warranties True

The representations and warranties of Seller contained herein, and in all certificates delivered by Seller to Buyer, pursuant to this Agreement or in connection with the transactions contemplated hereby shall be in all

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material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes permitted or contemplated by the terms of this Agreement.

7.2 Conditions to Seller’s Obligations

Seller’s obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions for the benefit of Seller (or Seller’s waiver thereof) on or prior to the dates designated below for the satisfaction of such conditions.

7.2.1 Buyer’s Obligations

As of the Close of Escrow, Buyer shall have performed all of the obligations required to be performed by Buyer under this Agreement.

7.2.2 Representations and Warranties True

The representations and warranties of Buyer contained herein, and in all certificates delivered by Buyer to Seller, pursuant to this Agreement or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

7.3 Failure of Condition

Except as otherwise provided in this Agreement, if the Escrow fails to close on or before the Closing Date for any reason whatsoever (other than a reason for which Buyer or Seller has the express right to postpone the Closing Date), including, without limitation, a failure of a condition precedent set forth in this Section 7, either Buyer or Seller, if not then in default hereunder, may terminate the Escrow and this Agreement and, thereupon:

(a) the costs of Escrow and title fees through the Closing Date shall be paid by the party whose failure to perform an applicable condition precedent caused such failure to close, or, if neither or both Buyer and Seller have failed to perform, such costs shall be paid by Buyer;

(b) except as otherwise provided in Section 19.1, all monies paid into the Escrow (including any interest earned thereon) and all documents deposited in the Escrow shall be returned to the party paying or depositing the same;

(c) except as provided in Section 7.3(a) above, each party shall pay its own costs and expenses;

(d) subject to Section 19.1, each party shall be released from all obligations under this Agreement except for the obligations which survive termination as provided herein; and

(e) Buyer shall return to Seller or destroy copies of all Documents and Materials previously delivered to or obtained by Buyer from Seller.

Notwithstanding anything in this Section 7.3 to the contrary, in no event shall either party’s termination of this Agreement pursuant to this Section 7.3 affect the right of either party to seek and obtain the remedies available to such party pursuant to Section 19 of this Agreement.

8. Franchise Agreement; Guest Property

8.1 Franchise Agreement

Effective as of the Close of Escrow, Buyer shall be assigned the Franchise Agreement or the Franchise Agreement shall be terminated, depending upon the decision of Buyer and Franchisor. If the Agreement is assigned, such new agreement is referred to as a “Transfer.” Buyer shall make such applications with the Franchisor within seven (7) days after the Effective Date of this Agreement and shall use good faith and commercially reasonable efforts to obtain a Transfer of the Franchise Agreement (or if desired by Buyer a termination of the Franchise Agreement). Prior to the Close of Escrow and upon the request of Seller, Buyer shall update Seller as to Buyer’s efforts to obtain a Transfer. Buyer shall notify Seller prior to the Closing Date, as to whether Buyer has obtained a Transfer of the Franchise Agreement. The fees, costs, expenses and premiums associated with any Transfer of the Franchise Agreement shall be borne solely by Buyer; provided, however, Seller shall be solely responsible for any and all accrued franchise fees, “Key Money” repayment and other pre-closing expenses arising under the Franchise Agreement as contemplated by Sections 7.1.1(c) and 12.4.

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8.2 Guest Property in Seller’s Possession at Close of Escrow

(a) On the Closing Date, Seller shall cause notice to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Property and requesting the removal and verification of the contents of such safe deposit boxes within three (3) days after the Closing Date. Seller may have a representative present at the Hotel during such three-day period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such three (3) day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Buyer to be agreed upon between Seller and Buyer and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Buyer shall be the responsibility of Buyer, and Buyer hereby agrees to indemnify and save and hold Seller harmless from and against any claim or obligation arising out of or with respect to such property.

(b) All guest baggage or other property checked and left in possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Buyer’s representatives on the Closing Date. Buyer’s shall be responsible from and after the Closing Date for all baggage listed in inventory, and Buyer hereby agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory.

(c) The provisions of the Section 8.2 shall survive the Close of Escrow.

9. Deposits by Seller

At least one (1) business day prior to the Closing Date, Seller shall deposit or cause to be deposited with Escrow Holder the following documents and instruments.

9.1 Grant Deed

The Grant Deed, duly executed and acknowledged by Seller.

9.2 Seller’s Tax Certificates

A certificate of non-foreign status and a California Withholding Exemption Certificate (collectively, “Seller’s Tax Certificate”), duly executed by Seller, substantially in the form attached hereto as Exhibit “C”.

9.3 Bill of Sale

Two counterpart originals of a bill of sale conveying the Personal Property to Buyer (“Bill of Sale”), duly executed by Seller, substantially in the form attached hereto as Exhibit “D”.

9.4 Assignment of Intangible Property

Two counterpart originals of an assignment of the Intangible Property conveying the Intangible Property to Buyer (“Assignment of Intangible Property”), duly executed by Seller, substantially in the form attached hereto as Exhibit “E”, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, under and to the Intangible Property and Buyer shall assume the same.

9.5 Assignment of Contract Rights

Two counterpart originals of the Assignment and Assumption of Contract Rights (“Assignment of Contract Rights”), duly executed by Seller substantially in the form attached hereto as Exhibit “F”, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, under and to the Contract Rights and Buyer shall assume the same.

Ocean Park Hotels-MMM, LLC
Courtyard by Marriott Santa Clarita
Agreement of Purchase and Sale	-9-

9.6 Franchisor Documents

Such documents as required by Franchisor to terminate the Franchise Agreement or to complete an assignment of the Franchise Agreement (whichever is applicable), so long as such documents to not impose upon Seller any additional cost or liability.

9.7 Holdback Agreement

Three counterpart originals of the Holdback Agreement duly executed by Seller.

9.8 Other Instruments

Such other documents and instruments to be executed and/or delivered by or on behalf of Seller as provided or contemplated by this Agreement, including a closing date report of Advance Bookings (as contemplated by Section 7.1.1(b)), a letter agreement regarding the Parker Agreement and Seller’s rights to payment pursuant thereto, and an agreement as to the contents of the online data site (as contemplated by Section 14.10).

10. Deposits by Buyer

Buyer shall deposit or cause to be deposited with Escrow Holder the Purchase Price in the amounts and at the times set forth in Section 3 above. In addition, Buyer shall deposit with Escrow Holder at least one (1) business day prior to the Closing Date the following documents and instruments:

10.1 Assignment of Intangible Property

Two counterpart originals of the Assignment of Intangible Property, duly executed by Buyer.

10.2 Assignment of Contract Rights

Two counterpart originals of the Assignment of Contract Rights duly executed by Buyer.

10.3 Franchisor Documents

Such documents required by Franchisor to evidence the assignment to and assumption of the Franchise Agreement by Buyer, and the consent of Franchisor to such assignment and assumption, or the termination of the Franchise Agreement, which ever is applicable, such documents in a form and substance acceptable to Buyer.

10.4 Buyer’s Financing Documents

Such documents as are required by Buyer’s lender(s) to evidence and secure the Buyer’s financing, such documents to be in a form and substance acceptable to Buyer (the “Buyer’s Financing Documents”).

10.5 Hold Back Agreement

Three counterpart originals of the Holdback Agreement duly executed by Buyer.

10.6 Other Instruments

Such other documents and instruments to be executed and/or delivered by or on behalf of Buyer as provided or contemplated by this Agreement, including a letter agreement regarding the Parker Agreement and Seller’s rights to payment pursuant thereto, and an agreement as to the contents of the online data site (as contemplated by Section 14.10). .

11. Costs and Expenses

The escrow fee of Escrow Holder shall be shared equally by Seller and Buyer. Seller shall pay (i) all documentary transfer taxes, and (ii) the cost of the CLTA portion of the Title Policy. Buyer shall pay (i) the cost of the ALTA portion of the Title Policy and any endorsements requested by Buyer, (ii) the cost and premiums for any title insurance required by Buyer’s lender(s), (iii) all fees, costs, expenses and charges assessed by the Franchisor in connection with the assignment and assumption or terminate of the Franchise Agreement, (iv) the recording fees payable in connection with the recordation of the Grant Deed, and (v) any sales and use taxes payable in connection with the sale of the Hotel. The cost of any and all ALTA surveys obtained by Buyer shall be paid by Buyer. Buyer and Seller shall each pay the fees and expenses of their own lenders, attorneys, accountants and other advisors retained in connection with the negotiation, documentation and closing of the purchase and sale contemplated hereby and any investigations or inspections in connection therewith.

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Courtyard by Marriott Santa Clarita
Agreement of Purchase and Sale	-10-

12. Prorations

The following prorations shall be made between Seller and Buyer on the Close of Escrow, computed as of 11:59 P.M. on the date immediately preceding the Closing Date (the “Cutoff Time”).

12.1 Taxes and Assessments

(a) Real and personal property taxes and assessments on the Property (including but not limited to all general and special taxes, also called “ad valorem” taxes and general and special assessments including improvement, bonded and so called “betterment” assessments) shall be prorated as of the Close of Escrow based on the latest available tax information. It is agreed that, as between Buyer and Seller, any supplemental real property taxes arising as a result of the transfer of the Real Property shall be the sole responsibility of Buyer and any supplemental real property taxes allocable by the taxing authority to any period prior to the Close of Escrow shall be the sole responsibility of Seller. The proration shall be based on a three hundred sixty-five (365) day year.

(b) In no event shall Seller be charged with or responsible for any increase in real or personal property taxes resulting from the sale of the Property to Buyer or from any improvements made or entered into after the Close of Escrow.

(c) Any refunds of real or personal property taxes made after the Close of Escrow shall be held in trust and shall first be applied to the unreimbursed third-party costs incurred in obtaining the refund, then paid to any lessees who are entitled to the same and the balance, if any, shall be paid to Seller (for the period prior to the Close of Escrow) and to Buyer (for the period commencing on and after the Close of Escrow).

(d) If any proceeding to determine the assessed value of the Real Property or the real or personal property taxes payable with respect to the Real Property has been commenced before the date hereof and shall be continuing as of the Close of Escrow, Seller shall be authorized to continue to prosecute such proceeding and shall be entitled to any abatement proceeds therefrom allocable to any period before the Close of Escrow. Buyer agrees to cooperate with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing.

12.2 Utilities; Operating Expenses

Gas, water, electricity, heat, fuel, sewer, telephone service and other utilities and the operating expenses relating to the Property shall be prorated as of the Cutoff Time. If the parties are unable to obtain final meter readings as of the Close of Escrow for the Cutoff Time, such expenses shall be estimated as of the Close of Escrow based on the prior operating history of the Property. Any amounts not known at the Closing Date will be part of the post-closing adjustments described in Section 12.12.

12.3 Guest Ledger Receivables

Amounts accrued to the accounts of guests occupying rooms, including without limitation, room charges, meeting room rentals, and pay television at the Hotel and any other accounts receivable of the Hotel Business (the “Guest Ledger Receivables”), for the room nights prior to the Cutoff Time shall be retained by Seller. Buyer and Seller shall share the amounts of Guest Ledger Receivables for the room night in which the Cutoff Time occurs (fifty percent (50%) each.

12.4 Contracts

Any amounts prepaid or payable under any Contract Rights or the Franchise Agreement shall be prorated as of the Cutoff Time. All amounts known to be due under any Contract Rights with reference to periods prior to the Cutoff Time shall be charged to Seller. Any additional amounts not known at the Cutoff Time will be part of the post-closing adjustments described in Section 12.12.

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Courtyard by Marriott Santa Clarita
Agreement of Purchase and Sale	-11-

12.5 Advance Bookings; Reservation Deposits

Buyer shall receive a credit against the Purchase Price for Advance Booking payments, if any, to the extent the Advance Bookings relate to a period after the Cutoff Time.

12.6 Food, Beverage and Other Income

Revenue from food, beverage and banquet services, room services, public room revenues, health club revenues, vending machine revenues belonging to Seller, and other non-in-room services rendered to guests of the Hotel shall be prorated as of the Cutoff Time, if, as and when collected, provided that with respect to food, beverage and banquet services, such revenues shall be prorated as of the end of the employee shift on the night preceding the Close of Escrow.

12.7 Intentionally Omitted.

12.8 Petty Cash Funds

Seller shall remove and retain all petty cash funds and cash in house as of the Cutoff Time.

12.9 Accounts Payable

Seller shall be responsible for and shall pay all accounts payable relating to the Hotel (“Accounts Payable”) accrued as of the Cutoff Time. Buyer shall be responsible for and shall pay all Accounts Payable relating to the Hotel which accrue on or after the Cutoff Time. The Accounts Payable shall include all amounts payable by Seller to creditors from whom FF&E, Operating Supplies and other purchases have been made in connection with the ownership of the Property or the operation of the Hotel including, without limitation, amounts then owing under open purchase orders, accrued but unpaid amounts payable with respect to any FF&E Leases or Operating Agreements, and with respect to all maintenance, cleaning, security and other services performed in connection with the operation of the Hotel. Seller shall be responsible for all sales and use tax liabilities, bed tax, transient occupancy tax, gross receipts tax and any other tax related to the operation of the Hotel accruing before the Cutoff Time and Buyer shall be responsible for all such taxes accruing on or after the Cutoff Time. Buyer shall indemnify, defend and hold Seller harmless from and against any and all liabilities, costs, claims, losses, and expenses (including reasonable attorneys’ fees) incurred by Seller arising out of or resulting from Buyer’s failure to pay any such taxes or Accounts Payable which are accrued on or after the Close of Escrow. Seller shall indemnify, defend and hold Buyer harmless from and against any and all liabilities, costs, claims, losses, and expenses (including reasonable attorneys’ fees) incurred by Buyer arising out of or resulting from Seller’s failure to pay any such taxes or Accounts Payable which are accrued prior to the Cutoff Time. The indemnification obligations contained herein shall survive the Close of Escrow for a period of twelve (12) months.

12.10 Receivables

Except as otherwise provided in Section 12.3, Seller shall retain all receivables of the Hotel generated as of the Cutoff Time. Seller shall prepare a list of its outstanding accounts receivable as of the Cutoff Time, specifying the name of each account and amount due Seller. All accounts receivable on such list and retained by Seller are referred to as “Seller’s Accounts Receivable”. Seller agrees to notify, in writing, and confer with Buyer prior to bringing any legal action to enforce collection of payment of any of Seller’s Accounts Receivable against current tenants or guests of the Property or other third parties in a contractual or business relationship with the Hotel on or prior to the Closing Date; provided; however, and subject to the foregoing, Seller shall not otherwise be prevented from bringing such action against such tenants or third parties. Seller shall be solely responsible for the collection of Seller’s Accounts Receivable.

12.11 No Proration of Insurance Premiums

In no event will there be any proration of insurance premiums under Seller’s existing policies of insurance relating to the Property and/or the Business, and Buyer acknowledges and agrees that none of Seller’s insurance policies (or any proceeds payable thereunder) will be assigned to Buyer at the Close of Escrow, and Buyer shall be solely obligated to obtain any and all insurance that it deems necessary or desirable.

Ocean Park Hotels-MMM, LLC
Courtyard by Marriott Santa Clarita
Agreement of Purchase and Sale	-12-

12.12 Closing Statement

Seller and Buyer will jointly prepare and agree to, two (2) business days prior to the Closing Date, an estimated closing statement (“Closing Statement”) which shall reflect the amounts of the items requiring the prorations and adjustments in this Agreement. The amounts set forth on the Closing Statement shall be the basis upon which the prorations and adjustments provided for herein shall be made as of the Closing Date, and shall be relied upon by Escrow Holder in making such prorations. After the Closing Date, the Closing Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Closing Statement, unless within thirty (30) days after receipt by Buyer of the Closing Statement, either Buyer or Seller notifies the other that it disputes such Closing Statement, and specifying in reasonable detail the items it so disputes. The parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within thirty (30) days after delivery of the of such notice of dispute by Buyer or Seller, the parties shall submit such dispute to a recognized accounting firm mutually agreed to by Buyer and Seller (“Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. In the event that, at any time within said thirty (30) day period, either party discovers any items which should have been included in the Closing Statement but were omitted therefrom, such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Closing Statement. The foregoing limitation shall not apply to any item which, by its nature, cannot be finally determined within the period specified. However, no further adjustments shall be made beyond six (6) months after the Closing Date.

13. Disbursements and Other Actions by Escrow Holder

Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following.

13.1 Prorations

Prorate all matters referenced in Section 12 based upon the Closing Statement.

13.2 Recording

Cause the Grant Deed, and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records of Los Angeles County, California, in the order directed by the parties.

13.3 Funds

Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant hereto in payment of such costs, including, without limitation, the payment of the Purchase Price to Seller, and disburse the balance of such funds, if any, to Buyer.

13.4 Title Policy

Direct the Title Company to issue the Title Policy to Buyer.

13.5 Documents to Seller

Deliver to Seller counterparts of the Assignment of Contract Rights and the Assignment of Intangible Property, together with a copy of any other recorded documents showing all available recording information.

13.6 Documents to Buyer

Deliver to Buyer a conformed copy of the Grant Deed, the Seller’s Tax Certificates, the Bill of Sale, Holdback Agreement, Assignment of Contract Rights and Assignment of Intangible Property executed by Seller.

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Courtyard by Marriott Santa Clarita
Agreement of Purchase and Sale	-13-

14. Seller’s Representations and Warranties

Seller makes the following representations and warranties to Buyer:

14.1 Power and Authority

Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation and has all requisite power and authority to carry on its business as now conducted and to own and operate its properties and assets now owned and being operated by it. Seller has the power and authority to enter into this Agreement and to carry out its obligations under this Agreement.

14.2 Due Authorization

This Agreement and all agreements, instruments and documents herein provided to be executed by Seller are and as of the Closing Date will be duly authorized, executed and delivered by Seller. Upon the execution and delivery by Seller of this Agreement, and any other documents to be executed at the Close of Escrow, such documents shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

14.3 No Conflict

The execution and delivery of this Agreement and the performance of its obligations hereunder by Seller will not: (i) conflict with any provision of any law, order or regulation to which Seller or the Property is subject; (ii) conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Seller is a party or by which it or the Property is bound; (iii) violate any order, judgment, or decree of any court or other agency of government applicable to Seller or the Property; or (iv) result in or require the imposition of any lien, claim, or demand upon any of the Property.

14.4 Litigation

Seller has received no notice of any action, suit or proceeding that is pending in any court or by or before any other governmental agency or instrumentality against the Property or would materially and adversely affect the ability of Seller to carry out the transactions contemplated by this Agreement except as set forth in Schedule 14.4 attached hereto. To the best of Seller’s knowledge, no such action, suit or proceeding is threatened against the Property, except as set forth in Schedule 14.4.

14.5 No Condemnation

No condemnation or taking of all or any portion of any of the Property by any governmental entity or agency is pending, or, to the best of Seller’s knowledge, threatened against the Property.

14.6 Agreements

Schedules 14.6.a through 14.6.c attached to this Agreement, contain lists of, respectively, FF&E Leases, Operating Agreements and Advertising Agreements affecting the Property or the Hotel. To the best of Seller’s knowledge, FF&E Leases, Operating Agreements and Advertising Agreements listed in the Schedules are valid, binding and in full force and effect.

14.7 Insolvency

Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets; or (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

14.8 Brokers

Seller has not dealt with any broker, finder or similar person in connection with the transactions contemplated by this Agreement, other than Eastdil Secured for whose fees and/or commission Seller shall be solely responsible.

Ocean Park Hotels-MMM, LLC
Courtyard by Marriott Santa Clarita
Agreement of Purchase and Sale	-14-

14.9 Definition

“To the best of Seller’s knowledge” or similar words, shall mean the current, actual knowledge (and shall not include the implied, imputed or constructive knowledge) of Seller without making, and without any duty to make any investigation or inquiry.

14.10 Seller’s Representations Deemed Modified

To the extent that Buyer obtains actual knowledge prior to the expiration of the Contingency Period that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge. For purposes of this Agreement, Buyer shall be deemed to have “actual knowledge” of what is set forth in this Agreement, the Report, survey, Contract Rights, the Documents and Materials, and any other books, records, documents delivered to Buyer, or made available to Buyer pursuant to that certain online data site set up by Seller’s Broker, or any studies, tests reports or analyses prepared by or for Buyer. The parties shall sign a statement setting forth their agreement of what was presented in the data site at Closing.

14.11 Notice of Breach; Seller’s Right To Cure

If, after expiration of the Contingency Period but prior to the Close of Escrow, Buyer or Seller obtains actual knowledge that any of the representations and warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, then such party shall give the other party written notice thereof within five (5) days of obtaining such knowledge (but in any event prior to the Close of Escrow.) In such case, Seller shall have the right, but not the obligation, to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing Date for the purpose of such cure. If Seller is unable or otherwise elects not to so cure any such misrepresentation or breach, then Buyer, as its sole and exclusive remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties discovered by Buyer prior to the Close of Escrow, shall elect either (a) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated herein without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder, except for those rights and obligations which expressly survive the termination of this Agreement.

14.12 Survival

If the Close of Escrow occurs, the representations and warranties of Seller in this Section 14 shall survive the Close of Escrow (and not be merged therein) for a period of twelve (12) months following the Close of Escrow and the maximum aggregate liability of Seller for Seller’s breaches of representations and warranties herein or in any documents executed by Seller at the Close of Escrow shall be limited as set forth in Section 21 hereof. Additionally, if the Close of Escrow occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement or the transactions contemplated herein, as a result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Buyer knew or is deemed to have known that such representation or warranty was untrue, inaccurate or incorrect at the Close of Escrow. The provisions of this Section 14.12 shall survive the Close of Escrow.

15. Buyer’s Representations and Warranties

Buyer makes the following representations and warranties:

15.1 Power and Authority

Buyer is duly organized, validly existing, and in good standing under the laws of the state of its formation, and will be so organized, existing and in good standing as of the Close of Escrow in the State of California, and has all requisite power and authority to carry on its business as now conducted and to own and operate its properties and assets now owned and being operated by it. Buyer has the power and authority to enter into this Agreement and to carry out its obligations under this Agreement.

Ocean Park Hotels-MMM, LLC
Courtyard by Marriott Santa Clarita
Agreement of Purchase and Sale	-15-

15.2 Due Authorization

This Agreement and all agreements, instruments and documents herein provided to be executed by Buyer are and as of the Closing Date will be duly authorized, executed and delivered by Buyer. Upon the execution and delivery by Buyer of this Agreement, and any other documents to be executed at the Close of Escrow, such documents shall constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

15.3 No Conflict

To the best of Buyer’s knowledge, the execution and delivery of this Agreement and the performance of its obligations hereunder by Buyer will not: (i) conflict with any provision of any law, order or regulation to which Buyer is subject; (ii) conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Buyer is a party; or (iii) violate any order, judgment, or decree of any court or other agency of government applicable to Buyer.

15.4 Litigation

To the best of Buyer’s knowledge, no action, suit or proceeding is pending in any court or by or before any other governmental agency or instrumentality against Buyer which would materially and adversely affect the ability of Buyer to carry out the transactions contemplated by this Agreement. To the best of Buyer’s knowledge, no such action, suit or proceeding is threatened against Buyer.

15.5 Insolvency

Buyer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets; or (iv) suffered the attachment or other judicial seizure of all, or substantially all of Buyer’s assets.

15.6 Financial Resources

Buyer’s financial condition and ability to perform its obligations under this Agreement are as represented to Seller on any financial statements and other written information previously submitted to Seller by Buyer. Buyer has adequate financial resources to make timely payment of all sums due from Buyer hereunder and to perform its obligations hereunder.

15.7 Plan for Hotel

Buyer is not intending to permanently close the Hotel within sixty (60) days after the Closing Date.

15.8 Brokers

Buyer has not dealt with any broker, finder or similar person in connection with the transactions contemplated by this Agreement, other than Eastdil Secured.

15.9 Definition

“To the best of Buyer’s knowledge” or similar words, shall mean the current, actual knowledge (and shall not include the implied, imputed or constructive knowledge) of Buyer without making, and without any duty to make any investigation or inquiry.

15.10 Survival

If the Close of Escrow occurs, the representations and warranties of Buyer in this Section 15 shall survive the Close of Escrow (and not be merged therein) for a period of twelve (12) months following the Close of Escrow.

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Courtyard by Marriott Santa Clarita
Agreement of Purchase and Sale	-16-

16. Covenants Pending Close of Escrow; Liquor License Escrow

During the period from the date of this Agreement until the earlier of Close of Escrow or termination of this Agreement as provided herein:

16.1 Operation and Maintenance

Seller shall continue to operate the Hotel in substantially the manner as it is being operated on the date of this Agreement, unless interrupted by fire or other casualty, or by any other reason beyond the reasonable control of Seller and Seller shall maintain the Property and Hotel (including, without limitation the FF&E) in substantially the same condition as existing on the date of this Agreement, reasonable wear and tear and fire and other casualty excepted and subject to the rights of Seller or its Manager to make replacements (with items of comparable quality), changes and repairs of such items in the ordinary course of business through the Closing Date

16.2 Modification of FF&E Leases and Contracts

Until the expiration of the Contingency Period, Seller shall have the right in its sole discretion to alter, amend, renew, extend or terminate (collectively a “Modification”) FF&E Leases or the Operating Agreements, and to enter into any new FF&E Leases or Operating Agreements as Seller deems necessary in connection with the continued operation of the Property and Hotel, provided that Seller shall notify Buyer of all such Modifications and new FF&E Leases and Operating Agreements. From and after the expiration of the Contingency Period, provided Buyer has not otherwise terminated this Agreement in accordance with Section 7.1 hereof, Seller shall not without the prior written consent of Buyer (which consent shall not be unreasonably withheld) (a) enter into any new FF&E Leases or Operating Agreements which are not terminable upon thirty (30) days’ notice or which require the payment of any amounts beyond the Closing Date, or (b) alter, amend, renew, extend or terminate the FF&E Leases or the Operating Agreements except in the ordinary course of business. Seller shall provide Buyer with true, correct and complete copies of each such Modification, any renewal of any existing contract entered into in the ordinary course of business and any new agreements. Subject to the foregoing, Seller shall use reasonable efforts to keep the Contract Rights in full force and effect.

16.3 Advance Booking

Seller shall continue, consistent with past practice, to enter into Advance Booking Agreements for the Hotel in the ordinary course of business. Seller shall give Buyer reasonable notice of any additions to or cancellations of Advance Bookings.

16.4 Inventories and Supplies

Seller shall continue, consistent with past practice, to contract for goods, services and supplies in the ordinary course of business, and to maintain customary levels of Operating Supplies at the Hotel in the manner previously maintained by Seller.

16.5 Encumbrances

Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, take any affirmative act which would subject the Real Property to any lien, encumbrance or charge not in existence as of the date of this Agreement and which would have a material adverse effect on the value of the Real Property or Seller’s ability to consummate the transactions contemplated under this Agreement and which shall not otherwise be eliminated prior to the Close of Escrow at Seller’s expense.

16.6 Liquor License

Seller will cooperate with Buyer in all reasonable respects in connection with the transfer of liquor licenses used in connection with the operation of the Hotel to Buyer or Buyer’s application for new liquor licenses. Seller and Buyer shall open, or caused to be opened, a separate escrow (“Liquor Escrow”) with an escrow company selected by Buyer and reasonably acceptable to Seller to effect the transfer of the liquor licenses with a reasonable portion of the Purchase Price (not to exceed $50,000.00) designated as consideration for the transfer of the licenses and the Consumables which are alcoholic beverages. Seller shall satisfy through the Liquor Escrow all claims of creditors

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Courtyard by Marriott Santa Clarita
Agreement of Purchase and Sale	-17-

of Seller relating to the purchase and sale of alcoholic beverages at the Hotel through the Cutoff Time. Buyer shall promptly commence all actions required to obtain a temporary license in its own name. Buyer shall file its license application within five (5) business days following the expiration of the Contingency Period and shall diligently pursue the application. Seller shall cooperate with Buyer in filing all required renewal forms for the existing license and Buyer shall be responsible for paying any and all license renewal fees. Buyer shall indemnify, defend and hold Seller and its affiliates harmless against any liabilities incurred in such operation and provide adequate insurance (including, without limitation, liquor liability insurance) naming Seller and its affiliates as additional insureds. In no event, shall the transfer of the existing liquor license or the issuance of a new license be a condition precedent to Buyer’s obligations under this Agreement.

16.7 General Cooperation with Buyer

Seller and Buyer shall cooperate in familiarizing Buyer with the operation of the Hotel and in Buyer’s preparations to assume operation and management of the Hotel at the Close of Escrow. Buyer shall assure that its conduct, and that of its employees, agents and representatives, during such process is at all times unobtrusive and does not interfere with Seller’s operation of the Hotel in the ordinary course of business.

16.7 Access to Financial Information

Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to Seller and the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after the Close of Escrow and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Sellers sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence. The provisions of this Section shall survive the Close of Escrow or termination of this Agreement.

17. Employment Matters

17.1 Termination by Seller

Provided that all other conditions to the Close of Escrow have been satisfied, Manager shall terminate all Hotel Employees as of the Cutoff Time as defined in Section 12.

17.2 Wages and Other Employee Compensation

Wages, salaries and payroll taxes and other payroll deductions for all Hotel Employees who are working as of the Cutoff Time shall be paid by Seller or Manager. To the extent that Buyer hires Hotel Employees, such employees shall “punch out” at the Cutoff Time and immediately “punch in”. Effective immediately after the Cutoff Time, wages, salaries and payroll taxes and other payroll deductions of the Hotel Employees shall be paid by Buyer.

17.3 WARN Act

Buyer acknowledges the neither Seller nor Manager shall be employing the Hotel Employees following the Close of Escrow and that neither such party is giving any notice under, or otherwise complying with the Worker Adjustment and Retraining Notification Act and any similar state or local law including without limitation California Labor Code Sections 1400 et seq. (collectively, and together with all rules and regulations promulgated thereunder, the “WARN Act”).

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18. 1031 Exchange

Either party may effectuate this transaction as part of an Internal Revenue Code Section 1031 tax deferred exchange transaction (“1031 Exchange”). In connection with such exchange, the exchanging party’s rights under this Agreement may be assigned to an exchange facilitator selected by such exchanging party. The other party agrees to use reasonable efforts to cooperate with an exchanging party and such exchange facilitator, in a manner so as to effect the contemplated 1031 Exchange; provided, however that (i) the other party shall have no obligation or liability whatsoever to the exchange facilitator; (ii) the other party shall not be obligated to cooperate with the exchanging party in affecting the 1031 Exchange to the extent such cooperation would result in a delay in the Close of Escrow beyond the Closing Date or would cause such other party to incur any greater expense or any greater liability than if the Property were conveyed to Buyer without such exchange occurring, and (iii) the exchanging party shall indemnify the other party from and against any material loss, damage or liability, including, without limitation, reasonable attorneys’ fees and costs, which the other party suffers as a result of the 1031 Exchange and solely to the extent such loss, damage and/or liability is in excess of that which the other party would incur in the absence of the 1031 Exchange.

19. Remedies

19.1 LIQUIDATED DAMAGES

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF BUYER HAS NOT TERMINATED THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE CONTINGENCY PERIOD IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, AND THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED DUE TO A DEFAULT UNDER THIS AGREEMENT BY BUYER, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS SELLER’S LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND BUYER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677.

THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

/s/ J. K.	/s/ J. F.
Buyer’s Initials	Seller’s Initials

19.2 Buyer’s Pre-Closing Remedies

IN THE EVENT SELLER FAILS TO PERFORM ANY ACT REQUIRED TO BE PERFORMED BY SELLER PURSUANT TO THIS AGREEMENT ON OR BEFORE THE CLOSE OF ESCROW, THEN BUYER SHALL EXECUTE AND DELIVER TO SELLER WRITTEN NOTICE OF SUCH BREACH, WHICH NOTICE SHALL SET FORTH COMPLETE INFORMATION ABOUT THE NATURE OF THE BREACH. UPON THE OCCURRENCE OF SUCH BREACH, BUYER’S SOLE AND EXCLUSIVE REMEDY SHALL BE EITHER: (I) TO CANCEL THIS AGREEMENT, IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO BUYER AND SELLER SHALL REIMBURSE BUYER FOR ITS ACTUAL OUT OF POCKET DUE DILIGENCE EXPENSES NOT TO EXCEED $75,000, OR (II) PROVIDED AN ACTION IS FILED WITHIN NINETY (90) DAYS OF THE

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DATE OF SUCH BREACH, FILE AN ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT, AND BUYER’S FAILURE TO INITIATE SUCH SCHEDULED ACTION WITHIN SUCH NINETY (90) DAY PERIOD CONSTITUTES AN ABSOLUTE BAR FROM BUYER’S INSTITUTION OF ANY SUCH PROCEEDINGS. BUYER SHALL NOT BE ENTITLED TO RECORD A LIEN OR LIS PENDENS AGAINST THE PROPERTY OTHER THAN IN CONNECTION AND CONCURRENTLY WITH THE FILING OF SUCH SPECIFIC PERFORMANCE ACTION. BUYER HEREBY WAIVES ANY RIGHT TO ANY OTHER DAMAGES (WHETHER ACTUAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHERWISE). THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO SELLER IN ENTERING INTO THIS AGREEMENT AND SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

/s/ J. F.	/s/ J. K.
SELLER’S INITIALS	BUYER’S INITIALS

20. Waiver of Trial by Jury

Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

21. Seller’s Maximum Aggregate Liability

Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, (a) Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement or any documents executed by Seller in connection herewith, to receive any punitive, exemplary or consequential damages from Seller in connection with the transactions contemplated herein, and (b) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (or any one claiming by, through or under Buyer), relating in any way to the transactions contemplated under this Agreement (including, without limitation, the breach of any representations or warranties or covenants contained herein or any indemnification obligations hereunder) and any and all documents executed pursuant hereto or in connection herewith, for which a claim is timely made by Buyer after the Close of Escrow, shall not exceed Two Million Dollars ($2,000,000.00). The provisions of this Section shall survive the Close of Escrow and shall not be merged therein.

22. Damage or Destruction

22.1 Insubstantial Damage

In the event of damage or destruction of the Real Property or any portion of the Real Property prior to the Close of Escrow in an amount not exceeding One Hundred Thousand Dollars ($100,000), subject to the terms and conditions of this Agreement, Buyer and Seller shall consummate this Agreement without change in the Purchase Price, provided that Seller shall assign to Buyer at Close of Escrow its rights under any insurance policy, if any, covering such damage or destruction and shall credit Buyer with the amount of any applicable deductible.

22.2 Substantial Damage

In the event of damage or destruction of the Real Property or any portion of the Real Property prior to the Close of Escrow in an amount in excess of One Hundred Thousand Dollars ($100,000), Buyer may elect to terminate this Agreement upon written notice to Seller given within ten (10) days after learning of such damage or destruction, with the same effect as if terminated under Section 7.1.1. If Buyer does not so terminate this Agreement as provided in the preceding sentence, the parties shall proceed to consummate this Agreement, in which event Seller shall assign to Buyer at Close of Escrow its rights under any insurance policy covering such damage or destruction and shall credit Buyer with the amount of any applicable deductible.

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22.3 Cooperation

Seller agrees to reasonably cooperate with Buyer in the adjustment of any claim contemplated under this Section 22.

23. Condemnation

23.1 Insubstantial Portion

If any portion of the Real Property is taken by condemnation or eminent domain or is the subject of a threatened or pending condemnation or eminent domain proceeding that has not been consummated prior to the Close of Escrow resulting in a decrease in the value of the Real Property in an amount not exceeding One Hundred Thousand Dollars ($100,000), subject to the terms of this Agreement, Buyer and Seller shall consummate this Agreement without change in the Purchase Price, provided that Seller shall assign to Buyer at Close of Escrow its rights, if any, to all awards for such condemnation or taking.

23.2 Substantial Portion

In the event all or any portion of the Real Property is taken by condemnation or eminent domain or is the subject of a threatened or pending condemnation or eminent domain proceeding that has not been consummated prior to the Close of Escrow resulting in a decrease in the value of the Real Property in an amount in excess of One Hundred Thousand Dollars ($100,000), Buyer may elect to terminate this Agreement upon written notice to Seller given within ten (10) days after learning of such taking or proceeding, with the same effect as if terminated under Section 7.1.1. If Buyer does not terminate this Agreement as provided in the preceding sentence, the parties shall proceed to consummate this Agreement in which event Seller shall assign to Buyer at Close of Escrow its rights, if any, to all awards for such condemnation or taking.

23.3 Cooperation

Seller agrees to reasonably cooperate with Buyer in the adjustment of any claim contemplated under this Section 23.

24. Property “AS IS”

24.1 No Side Agreements or Representations

No person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that no person has made any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except as may be expressly set forth in this Agreement. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller.

24.2 AS IS CONDITION

BUYER ACKNOWLEDGES THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SPECIFICALLY PROVIDED IN SECTION 14 HEREIN, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE PROPERTY AND HOTEL; (III) THE SUITABILITY OF THE PROPERTY AND HOTEL FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE

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POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY AND HOTEL; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, CALIFORNIA HEALTH & SAFETY CODE, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY; (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE DOCUMENTS AND MATERIALS OR PRELIMINARY REPORT REGARDING TITLE; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER; (XIII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING; (XV) DEFICIENCY OF ANY DRAINAGE; (XVI) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR (XVIII) WITH RESPECT TO ANY OTHER MATTER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 14 OF THIS AGREEMENT, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 14 OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION OR CONSTRUCTION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. BUYER REPRESENTS, WARRANTS AND COVENANTS TO SELLER THAT, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 14 OF THIS AGREEMENT, BUYER IS RELYING SOLELY UPON BUYER’S OWN INVESTIGATION OF THE PROPERTY.

/s/ J. F.	/s/ J. K.
SELLER’S INITIALS	BUYER’S INITIALS

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25. Release; Exclusions From Release

25.1 Release

Buyer shall rely solely upon Buyer’s own knowledge of the Property based on its investigation of the Property and Seller’s express representations and warranties set forth in Section 14 of this Agreement, and its own inspection of the Property in determining the Property’s physical condition. Except for a claim by Buyer against Seller for a breach of this Agreement by Seller, Buyer and anyone claiming by, through or under Buyer hereby waives its right to recover from and fully and irrevocably releases Seller, its employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parent, subsidiaries, successors and assigns (“Released Parties”) from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any construction defects, errors, omissions or other conditions, latent or otherwise, including environmental matters, affecting the Property, or any portion thereof. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller. Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance hereunder.

Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 25.1. Seller and Buyer have each initialed this Section 25.1 to further indicate their awareness and acceptance of each and every provision hereof.

/s/ J. K.	/s/ J. F.
BUYER’S INITIALS	SELLER’S INITIALS

25.2 Exclusions from Release and Disclaimers

Notwithstanding anything set forth in this Agreement that may be construed to the contrary, in no event shall the “as-is” provision of Section 24.2 or release set forth in Section 25.1, limit or otherwise diminish, or include the representations or warranties of Seller expressly set forth in Section 14 hereof.

26. Notices

All notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered, sent by overnight courier, or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile and shall be deemed received upon the earlier of (i) if personally delivered or sent by overnight carrier, the date of delivery to the address of the person to receive such notice, or the next business day if delivered on a day which is not a business day, (ii) if mailed, the date of delivery or refusal of delivery shown on the return receipt, or (iii) if given by facsimile, when sent provided the sending facsimile machine confirms by a written transmission report, the receipt of such facsimile.

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Notices shall be addressed as follows:

To the Seller:	Ocean Park Hotels-MMM, LLC
Attn: James M. Flagg
27441 Tourney Road, Suite 220
Santa Clarita, CA 91355
Telephone: (805) 544-0800
Facsimile: (805) 544-0808

With a Copy to:	Mullen & Henzell L.L.P.
(but which copy shall	Attn: Ramon R. Gupta
not constitute notice)	112 E. Victoria Street
P.O. Drawer 789
Santa Barbara, CA 93101-0789
Telephone: (805) 966-1501
Facsimile: (805) 966-9204

To Buyer:	Apple Nine Hospitality Ownership, Inc.
814 E. Main Street
Richmond, VA 23219
Attn: Sam Reynolds
Telephone: 804-727-6314
Facsimile: 804-344-8129

With a Copy to:	Apple Nine Hospitality Ownership, Inc.
(but which copy shall	814 E. Main Street
not constitute notice)	Richmond, VA 23219
Attn: Legal Dept.
Telephone: 804-727-6313
Facsimile: 804-727-6349

To Escrow Holder:	Land America American Title Company - 1951
Escrow Officer: Debby Moore
2505 N. Plano Rd., Suite 100
Richardson, TX 75082
Telephone: 214-570-0200
Facsimile: 214-570-0210

Notice of change of address shall be given by written notice in the manner detailed in this Section. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

27. Brokers

Seller represents and warrants to Buyer that there are no commissions, finder’s fees or brokerage fees arising out of the transactions contemplated by this Agreement other than a brokerage fee payable by Seller to Eastdil Secured (“Seller’s Broker”) under a separate agreement. Buyer shall have no obligation for Seller’s Broker’s commission. Buyer represents and warrants to Seller that there are no commissions, finder’s fees or brokerage fees arising out of the

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transactions contemplated by this Agreement other than as described in the preceding sentence. Seller shall indemnify, defend and hold Buyer harmless from and against any and all liabilities, claims, demands, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs in connection with claims for any such commissions, finders’ fees or brokerage fees arising out of Seller’s conduct or the inaccuracy of the foregoing representation and/or warranty of Seller, including without limitation, payment of Seller’s Broker’s commission. Except for Seller’s Broker’s commission, Buyer shall indemnify, defend and hold Seller harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, in connection with claims for any such commissions, finders’ fees or brokerage fees arising out of Buyer’s conduct or the inaccuracy of the foregoing representation and/or warranty of Buyer. The obligations of this Section shall survive any termination of this Agreement.

28. Legal Fees

In the event any action or suit is initiated by one party against another party by reason of any breach of any of the covenants or agreements or any inaccuracies in any of the representations and warranties on the part of the other party arising out of this Agreement, then, in that event, the prevailing party in such action or suit, whether by final judgment, or out of court settlement, shall be entitled to have and recover of and from the other party all costs and expenses of suit, including actual attorneys’ fees. Any judgment or order entered in any final judgment shall contain a specific provision for the recovery of all costs and expenses of suit and a determination of the “prevailing party”, including actual attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ fees, costs and expenses incurred in (a) post-judgment motions, (b) contempt proceeding, (c) garnishment, levy, and debtor and third party examination, (d) discovery, and (e) bankruptcy litigation.

29. Assignment of Rights

Neither party shall sell, assign, transfer, convey, encumber, hypothecate or otherwise divest itself of, in whole or in part, any of its rights or obligations under this Agreement without in each instance obtaining the prior written consent of the other party, which consent may be withheld in such party’s sole and absolute discretion. No assignment pursuant to this Section will relieve the assignor of any of its obligations or liabilities under this Agreement and any permitted assignee will agree in writing to assume the assignor’s obligations and liabilities hereunder and provide a copy of such assumption to the non-assigning party. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement to an entity that is controlled by or under common control with Buyer (a “Buyer Affiliated Entity”); provided, however, that the Buyer Affiliated Entity shall execute (and provide Seller with a copy of) a written assumption document whereby the Buyer Affiliated Entity assumes, jointly with Buyer, each of Buyer’s obligations hereunder and confirm each of Buyer’s representations, warranties and covenants set forth herein. In the event of an assignment to a Buyer Affiliated Entity, Buyer shall remain liable for any pre-closing or post-closing obligations hereunder, and shall also be liable on a joint and several basis with respect to all assumption agreements, indemnifications, and similar understandings made by Buyer’s assignee or in respect of the Closing. Any assignment by Buyer to a Buyer Affiliated Entity shall be consummated pursuant to an assignment and amendment to this Agreement in the form attached as Exhibit “G” to this Agreement. Any other purported or attempted assignment or delegation without obtaining Seller’s prior written consent shall be void and of no effect. Buyer shall inform Seller and its attorneys of any contemplated assignment to be made to a Buyer Affiliated Entity five (5) business days prior to the Close of Escrow.

30. Miscellaneous

30.1 Confidentiality

(a) Buyer and Seller acknowledge that it is in the best interests of Buyer and Seller to maintain the confidentiality of the terms and provisions of this Agreement and the materials relating hereto. Except as otherwise provided herein or as required by Federal Securities Regulations, neither Buyer nor Seller shall disclose any of the terms or provisions of this Agreement prior to the Close of Escrow to any person or entity not a party to this Agreement. Buyer and Seller shall keep in strictest confidence, all information related to the other party and all

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materials provided or made available to it by the other party, which, as to Buyer, includes, without limitation, (i) all Documents and Materials described in Section 7.1 above made available to Buyer, and (ii) all materials generated by Buyer in the course of conducting its inspections, review of books and records, and other due diligence activities relating to the Property (including, without limitation, matters relating to the environmental condition of the Real Property), whether obtained through documents, oral or written communications, or otherwise (collectively, the “Information”). Under no circumstances shall any of the Information provided to Buyer be used by Buyer for any purpose other than the investigation or financing of the Property in connection with its purchase by Buyer as contemplated under this Agreement. Buyer and Seller shall have the right to disclose the Information to their attorneys, auditors, consultants, accountants and any other third parties which either party may employ or with which either party may work in connection with this transaction and the investigations contemplated hereunder, together with Buyer’s and Seller’s respective directors, officers, employees, agents, lenders and/or partners (collectively “Permitted Recipients”); provided, however, that Buyer and Seller shall inform their respective Permitted Recipients of, and shall obtain the agreement of each of their respective Permitted Recipients to be bound by, the confidentiality obligations contained herein. After the Close of Escrow, Buyer shall have the right to disclose the Information at its discretion.

(b) Prior to the Close of Escrow, neither Seller nor Buyer shall issue any press release or public statement regarding the proposed transaction. After the Close of Escrow, any press release or public statement issued by either Buyer or Seller regarding this transaction shall be subject to the prior approval of the other party, which approval shall not be unreasonably withheld.

(c) In the event that either party or any of the Permitted Recipients are required (by deposition, interrogatories, request for documents or similar legal or administrative process) by any legal or other governmental proceeding, or by any court order, law or applicable regulation, to disclose any Information, such party or its Permitted Recipient will give the other party prompt notice of such requirement so that such other party may seek an appropriate protective order. If, in the absence of a protective order, either party or any of its Permitted Recipients are nonetheless compelled in a proceeding to disclose Information, either party or its Permitted Recipient may disclose such Information as is required without being deemed to have breached this Agreement. The provisions of this Section shall survive any termination of this Agreement.

30.2 Required Actions of Buyer and Seller

Subject to Buyer’s right to terminate the Agreement prior to the expiration of the Contingency Period as provided in Section 7.1, and except as otherwise provided herein, Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions as may be reasonably required in order to consummate the purchase and sale herein contemplated and shall use good faith efforts to accomplish the Close of Escrow in accordance with the provisions hereof.

30.3 Time of Essence

Time is of the essence of each and every term, condition, obligation and provision hereof. All references herein to a particular time of day shall be deemed to refer to California time.

30.4 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

30.5 Captions

Any captions to, or headings of, the Sections or Sub-sections of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

30.6 No Obligations to Third Parties

The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

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30.7 Amendment to this Agreement

The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

30.8 Waiver

The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof. Any waiver must be in writing.

30.9 Fees and Other Expenses

Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Agreement.

30.10 Entire Agreement

This Agreement, together with the agreements and instruments executed and delivered in connection herewith or pursuant hereto, supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

30.11 Partial Invalidity

If any portion of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Agreement and shall in no way effect the validity or enforceability of the remaining portions of this Agreement.

30.12 Successors and Assigns

Subject to the provisions of Section 29 hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

30.13 Days

Unless specifically set forth herein, “days” shall mean calendar days. In the event any date described in this Agreement relative to the performance of actions hereunder by Buyer, Seller and/or Escrow Holder falls on a Saturday, Sunday or legal holiday under the laws of the State of California, such date shall be deemed postponed until the next business day thereafter.

30.14 Original Documents; Keys

On the Close of Escrow, Seller shall deliver to Buyer (or as directed by Buyer) possession of the Property subject to the terms of the Agreement, copies of Seller’s files, records and correspondence related to the operation of the Hotel, together with the keys to the Improvements.

30.15 Applicable Law; Venue

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California. All obligations of the parties hereto created under this Agreement shall be performable in Los Angeles County, California. The parties agree that venue for any action under this Agreement shall be Los Angeles County, California.

30.16 Consent to Jurisdiction

Each party hereto hereby consents to jurisdiction in the United States District Court for the Central District of California and in the Superior Court in and for the County of Los Angeles, within the State of California, for purposes of any litigation to construe or enforce any obligation hereunder or any other obligation arising herefrom or

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therefrom, and each party hereto expressly covenants and agrees that service of process may be made, and personal jurisdiction over said party obtained, by serving a copy of the summons and complaint upon said party in accordance with the applicable laws of the State of California at such address of said party as may from time to time be specified in accordance with the notice provisions contained herein or at such other address as may then be proper under said laws.

30.17 Facsimile or Electronic Signatures

Any signature on this Agreement, or any amendment or modification thereof, sent by facsimile or electronically shall be considered valid and binding.

30.18 Authority of Signatories

Each person signing this Agreement represents and warrants that he is duly authorized and has the legal capacity to execute and deliver this Agreement on behalf of the party he represents.

30.19 Further Assurances.

In addition to the obligations required to be performed hereunder by the parties hereto at or prior to the Close of Escrow, each party, from and after the Close of Escrow, shall execute, acknowledge and deliver such other instruments, documents, certificates, and notices, and take such actions as may reasonably be required in order to effectuate the purposes of this Agreement.

30.20 Right to Cure.

Neither Seller nor Buyer shall avail itself of any remedy granted to it hereunder based upon an alleged default of the other party unless notice of the alleged default in reasonable detail has been delivered to the defaulting party and the alleged default has not been cured within three (3) business days following the giving of notice.

30.21 Joint and Several

Each and every obligation of Buyer set forth herein shall be the joint and several obligation of each separate Buyer named in this Agreement.

30.22 Submission of Agreement

The submission of this Agreement to Buyer or its broker, agent or attorney for review or signature does not constitute an offer to sell the Property to Buyer, nor does it grant an option or other rights with respect to the Property to Buyer. No contract with respect to the purchase and sale of the Property shall exist, and this writing shall have no binding force or effect, until it is executed and delivered by Buyer and by Seller and the Deposit has been timely delivered to the Escrow Holder. If Seller executes this Agreement prior to Buyer, then this Agreement shall be void, at Seller’s sole option, unless Buyer also executes this Agreement and delivers it together with the Deposit, to Escrow Holder as provided herein.

30.23 Indemnification.

If the transactions contemplated by this Agreement are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after the Close of Escrow, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

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(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Agreement;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property and unrelated to such person’s employment by, or other contractual relationship with, Buyer; and

(v) the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to the Cutoff Time.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Agreement, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after the Close of Escrow, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) Any claim made or asserted against Seller by a creditor of Buyer;

(ii) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;

(iii) the conduct and operation by or on behalf of Buyer of the Hotel or the ownership, use or operation of the Property on or after Cutoff Time;

(iv) any claim made or asserted by an employee or contractor of Buyer; and

(v) any liability or obligation of Buyer expressly assumed by Buyer at the Close of Escrow.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 30.23, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action,

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such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accountants and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(iv) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, affiliates or business.

30.24 Bulk Sales

At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Agreement.

30.25 Exhibits and Schedules

Attached hereto are the following exhibits and schedules, each of which is incorporated into this Agreement in full by this reference:

EXHIBIT A —Legal Description of the Land

EXHIBIT B —Grant Deed

EXHIBIT C —Seller’s Tax Certificate

EXHIBIT D —Bill of Sale

EXHIBIT E —Assignment of Intangible Property

EXHIBIT F—Assignment of Contract Rights

EXHIBIT G —Form of Assignment of Purchase and Sale Agreement

EXHIBIT 3.3

SCHEDULE 14.4—Litigation

SCHEDULE 14.6.b—FF&E Leases

SCHEDULE 14.6.c—Operating Agreements

SCHEDULE 14.6.d—Advertising Agreements

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“SELLER”

OCEAN PARK HOTELS-MMM, LLC, a California limited liability company

By:	/s/ James M. Flagg
James M. Flagg, Manager

“BUYER”

APPLE NINE HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President

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